EXHIBIT 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
     We have issued our reports dated March 20, 2008 and October 9, 2007 with respect to the financial statements of Phoenix Data Systems, Inc. appearing in the Form 8-K/A of Bio-Imaging Technologies, Inc. dated June 4, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
June 12, 2008